Exhibit 10.18

FORM OF MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made as of                     , 2010, between DLC Client Services, LLC, a Delaware limited liability company, with offices at 580 White Plains Road, Third Floor, Tarrytown, New York 10591 (hereinafter referred to as the “Managing Agent”), and [OWNER], with offices at 580 White Plains Road, Third Floor Tarrytown, New York 10591 (hereinafter referred to as the “Owner”).

RECITALS:

A. Owner is the owner of the land and improvements constituting that certain retail property known as “[NAME OF PROPERTY]” located in [LOCATION OF PROPERTY (CITY, STATE)] (the “Property”).

B. Owner desires to engage the Managing Agent to serve as the manager of the Property, and the Managing Agent desires to accept such engagement, subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Appointment. The Owner hereby appoints the Managing Agent and the Managing Agent hereby accepts appointment, on the terms and conditions hereinafter provided, as the Owner’s exclusive agent to manage, rent, lease and operate the Property.

2. Services.

The Managing Agent shall perform the following services, subject only to the limitations contained in the lease of any tenant occupying the Property:

2.1 Cause to be hired, paid (at Managing Agent’s expense) and supervised all persons necessary to be employed in order to properly maintain and operate the Property which persons, in each instance, shall be the Managing Agent’s (and not the Owner’s) employees; notwithstanding the foregoing, the Owner shall reimburse Managing Agent for any and all expenses incurred for employees retained to cause the Property to be properly maintained and operated provided only that (i) such employees are provided for in the Annual Plan (as hereinafter defined) or their employment is approved by the Owner, and (ii) the Managing Agent shall be solely responsible for any costs and expenses incurred in connection with the employment of personnel hired to perform or assist in the performance of the managerial services required to be performed by the Managing Agent hereunder;

2.2. At the Owner’s expense and as agent for Owner, cause (either directly or through the Construction Manager (as hereinafter defined)) the Property to be maintained as a first class retail property and cause routine repairs and incidental alterations of the improvements located on the Property to be made, including, but not limited to, electrical, plumbing, steamfitting, carpentry, masonry and any other routine repairs and incidental alterations as may be required in the course of ordinary maintenance and care of the improvements; provided that any repairs or alterations involving expenditures of more than Ten Thousand Dollars ($10,000) above the amounts provided in the Annual Plan shall be made only with the prior written approval of the Owner, except that emergency repairs, i.e., those immediately necessary for the preservation or safety of the Property or for the safety of any tenant at the Property or other persons, or required to avoid the suspension of any necessary service in or to the Property (“Emergency Repairs”), may be made by the Managing Agent without the prior approval of the Owner irrespective of the cost thereof; provided that notice of such Emergency Repairs is given to the Owner within two (2) Business Days thereof. For the purposes of this Agreement, “Business Day” means any day other than a Saturday, a Sunday or a day on which national banks in New York, New York are not open for business or are authorized by law to close;

2.3 Recommend, and with the approval of the Owner, cause, at the Owner’s expense and as agent for Owner, all such acts and things to be done in or about the Property as shall be necessary or desirable to comply with any and all orders, rules, determinations or notices of violations affecting the Property placed thereon by any federal, state, county or municipal authority having jurisdiction over the Property, except that if failure promptly to comply with any such order, rule, determination or violation would or might expose the Owner or the Managing Agent to criminal liability, the Managing Agent may cause, without the prior approval of the Owner and at the Owner’s expense, such order, rule, determination or notice of violation to be complied with. The Managing Agent shall notify the Owner in writing promptly after receipt of any order, rule, determination or notice of violation, as aforesaid;

2.4 At the Owner’s expense and as agent for Owner, enter into all necessary or desirable service contracts in respect of the repair and operation of the Property, including, without limitation, contracts for electricity, gas, steam, air-conditioning, equipment, maintenance, water treatment, telephone, janitorial, landscaping, window cleaning, rubbish removal, fuel oil, detective agency protection, security, vermin extermination, architects’ and engineers’ services required for the planning and supervision of alterations and/or improvements made or proposed to be made to the Property, but before entering into any such contract which requires an annual payment for such item greater than the amount provided in the Annual Plan, the Managing Agent shall obtain the prior written approval of the Owner;

2.5 At the Owner’s expense and as agent for Owner, purchase all supplies which shall be necessary to properly maintain and operate the Property and credit to the Owner any discounts or commissions obtained from such purchases;

2.6 Check all bills received for services, work and supplies ordered in connection with maintaining and operating the Property and, and as agent for Owner, pay or cause all such bills to be paid from funds furnished by the Owner;

2.7 Pay directly, at the Owner’s expense and with funds provided by the Owner (as agent for Owner), all mortgage payments, real estate taxes, insurance premiums and ground rents, if any, with respect to the Property;

2.8 Assist Owner in the determination of the proper casualty and liability insurance coverage for the Property, and cause such insurance to be obtained and/or maintained (if obtainable), at the Owner’s expense and as agent for Owner, in such amounts and through such carriers as the Owner shall designate and approve;

2.9 List, offer for lease and renew the then existing leases for space at the Property, as agent for Owner (either directly or through the Leasing Agent (as hereinafter defined)) on terms to be determined by the Managing Agent or the Leasing Agent, as the case may be, and cooperate with any brokers with whom the Managing Agent or the Leasing Agent, as the case may be, acting as agent for Owner, in its discretion, may list space at the Property for rent; provided that the commission (if any) payable: (1) To the Managing Agent or any Affiliate thereof (including the Leasing Agent) in its capacity as a broker shall be the amount set forth in Section 8.1; and (2) To any other brokers shall not exceed the commission rate then generally prevailing in the area in which the Property is located, and shall be paid by the Owner in cash upon full execution and delivery of the lease;

2.10 Prepare, under the supervision of the Owner’s attorneys or in-house attorneys employed directly by the Managing Agent or the Leasing Agent, lease documents for all space at the Property which may be rented; notwithstanding the foregoing, if requested in writing by Managing Agent, the Owner shall reimburse Managing Agent or the Leasing Agent for the salaries and related fringe benefits of the Managing Agent’s or the Leasing Agent’s in-house attorneys fairly allocable to the negotiation and preparation of lease documents for space at the Property, provided that the salaries and related fringe benefits of such in-house attorneys are commercially reasonable and do not exceed the fees and expenses that would be payable by Owner to outside legal counsel for performing the same services;

2.11 Supervise the moving in and out of tenants and subtenants and arrange the dates thereof so that there shall be a minimum of disturbance to the operation of the Property and inconvenience to other tenants and subtenants, if any;

2.12 Acting as agent for Owner, bill, or cause to be billed any tenant for rent, additional rent and other charges;

2.13 Acting as agent for Owner, use commercially reasonable efforts to collect or cause to be collected rent, additional rent and other charges and when and if directed by the Owner, serve notices upon any tenant to quit and surrender space occupied by it;

2.14 When directed by the Owner, at the Owner’s expense and as agent for Owner, sue on behalf of the Owner, for rent, additional rent and other charges which may at any time be or become due, as aforesaid, from any tenant, and institute summary proceedings to recover possession of space at the Property;

2.15 Remit monthly to the Owner amounts collected during the previous month less (1) disbursements made on behalf of and for the account of the Owner and (2) all such amounts as in the judgment of the Owner may be necessary or advisable for the Managing Agent to reserve or withhold to meet obligations due or which will or may become due thereafter and for which current income will not or may not be adequate, in each case, in accordance with the Annual Plan;

2.16 Consider and, when reasonable and consistent with the lease of any tenant occupying space at the Property, as the agent for Owner, attend to complaints of any tenant; any costs and expenses incurred by the Managing Agent in this regard shall be at the Owner’s expense only to the extent that such costs and expenses are permitted pursuant to the Annual Plan or previously approved by the Owner;

2.17 Cause to be prepared all necessary forms relating to the maintenance and operation of the Property required by any federal, state, county or municipal authority having or claiming jurisdiction over the Property and, at the Owner’s expense, cause to be filed with the appropriate authorities, all such forms;

2.18 Set up and maintain orderly files containing rent records, insurance policies, leases and subleases, correspondence, receipted bills and vouchers and all other documents and papers pertaining to the Property and the operation and maintenance thereof, the same to be and at all times to remain the property of the Owner, and the Managing Agent shall, upon request of the Owner or its members, make same available to the Owner and its members and their accountants and attorneys at the Managing Agent’s office;

2.19 Cooperate with the Owner’s accountants and auditors in regard to the annual review of the books of account of the Owner and the preparation of percentage and escalation rent statements to be delivered to any tenant;

2.20 Cooperate with the Owner’s accountants in regard to the preparation and filing on behalf of the Owner of federal, state, city and any other income and other tax returns required by any governmental authority;

2.21 When the books of tentatively assessed valuations of the taxing authority having jurisdiction over the Property are opened for public inspection in each year, ascertain the assessment of the Property and the land on which it is located, report such assessments to the Owner and, if requested by the Owner, cooperate with the Owner’s attorneys in the preparation of applications for correction of the assessed valuation; and

2.22 Generally, do all other things reasonably deemed necessary or desirable by the Owner, as agent for Owner, for the proper management and operation of the Property as a first class retail property, provided only that any request of the Owner shall not require the Managing Agent to incur any expense and Managing Agent shall be reimbursed for any expenditure made at the request of the Owner.

3. Authority and Payment of Costs.

The Owner authorizes the Managing Agent, for the Owner’s account and on its behalf, to perform any lawful act and do everything lawful and necessary or desirable in order to carry out the Managing Agent’s obligations contained in this Agreement, subject to obtaining any necessary approvals of the Owner as specified therein, and further subject to the provisions of Section 5. The parties acknowledge and agree that any and all obligations, costs or expenses incurred by the Managing Agent in the performance of its obligations under this Agreement which are expressly stated in this Agreement to be at the Owner’s expense shall be borne by the Owner and not by the Managing Agent, and the Managing Agent shall otherwise be entitled only to the compensation provided for in this Agreement. Any payments which are expressly stated in this Agreement to be at the Owner’s expense and which are to be made by the Managing Agent hereunder shall be made out of such funds as the Managing Agent may from time to time hold for the account of the Owner or out of funds provided by the Owner for such purpose; any payments which are not expressly stated to be at the Owner’s expense, shall be borne by the Managing Agent. The Managing Agent shall not be obligated to make any advance to, or for the account of, the Owner or to pay any amount which is expressly stated in this Agreement to be at the Owner’s expense except out of funds held or provided as aforesaid, nor shall the Managing Agent be obligated to incur any extraordinary liability or obligation on behalf of the Owner unless the Owner shall furnish the Managing Agent with the necessary funds for the discharge thereof. If the Managing Agent shall voluntarily advance for the Owner’s account any amount for the payment of any obligation or expense which is expressly stated in this Agreement to be at the Owner’s expense, Managing Agent shall properly account for such advance and the Owner shall, upon reasonable prior notice from Managing Agent, reimburse the Managing Agent therefor.

4. Budget; Financial Information.

4.1 The Managing Agent shall prepare and formulate or cause to be prepared and formulated a proposed annual operating plan for the Property on a yearly basis (the “Annual Plan”). Each Annual Plan shall set forth (a) the annual business and leasing plan for the Property, (b) estimated revenues and expenses on a zero base budget basis (including taxes and debt service), (c) a description of any anticipated capital expenditures for the ensuing year which are included in the budget referred in clause (b) above, (d) a description of reserves, contingencies, sources and applications of funds; and (e) such other information as may be reasonably required by Owner. A 2010 Annual Plan for the Property has been agreed to by and between Managing Agent and Owner prior to the date of this Agreement. The proposed Annual Plan for each calendar year after 2010, when prepared by the Managing Agent, shall be submitted to Owner for its approval not less than 45 days before the first day of the calendar year covered by such Annual Plan. During such 45-day period the Managing Agent and Owner shall endeavor in good faith to agree to the proposed Annual Plan in a timely manner; provided that if no objection to the proposed Annual Plan is received by the Managing Agent from Owner, within 15 Business Days after delivery of the proposed Annual Plan, the proposed Annual Plan shall be deemed approved. If notice of objection to the proposed Annual Plan is received by the Managing Agent from Owner, within the period of 15 Business Days, the failure thereafter of the Managing Agent and Owner to agree upon revisions to the proposed Annual Plan shall be deemed to be disapproval of the proposed Annual Plan. If the Managing Agent and Owner have not agreed (or are not deemed to have agreed) upon an Annual Plan before the commencement of a calendar year after 2010, until an Annual Plan is approved by Owner, the Managing Agent shall operate the Property in accordance with the Annual Plan most recently theretofore approved (or deemed approved) by Owner, except that (i) the Managing Agent shall be entitled to expend the actual costs of insurance, real estate taxes and utilities, (ii) each other line item set forth in the most recently approved Annual Plan (other than line items relating to capital expenditures) shall be deemed to be equal to one hundred seven percent (107%) of the amount set forth in the most recently approved Annual Plan, and (iii) no new capital improvement project shall be deemed approved and undertaken except to the extent required by the terms of any mortgage encumbering the Property, by legal requirements or to protect the Property, or any occupant thereof, from a risk of personal injury or property damage. Notwithstanding anything to the contrary contained in this Agreement, the Managing Agent shall not expend any monies otherwise than in accordance with the Annual Plan then in effect, without the prior written consent of the Owner, except such amounts as are permitted to be expended by Managing Agent under Section 2.2 without Owner’s prior written consent.

4.2 Not later than the 20th day of each month during the term of this Agreement, the Managing Agent shall deliver to the Owner financial statements setting forth the income and expenses of the Property for the calendar month immediately preceding the first day of such month. Such financial statements shall include details of all and any instances of delinquencies by any tenant at the Property in the payment of any rents, additional rents or other charges.

4.3 Not later than the 15th day of March in each year during the term of this Agreement, the Managing Agent shall deliver to the Owner a statement of income and expenses of the Property for the immediately preceding fiscal year prepared on a cash basis or an accrual basis (as determined by Owner) in accordance with generally accepted accounting principles, consistently applied.

5. Owner’s Funds.

Managing Agent shall establish one or more accounts in the name of Owner in a federally insured bank or banks selected by Owner for the receipt of funds from the operation of the Property (each an “Account”). All funds received by Managing Agent from the collection of rent or other charges, proceeds of insurance, or delivery of funds by Owner or from any other source shall be deposited in an Account and held in trust for the benefit of Owner and no other funds shall be commingled therein. Managing Agent shall be identified as Owner’s agent with respect to each Account in such manner that the proceeds of each Account may be available to Managing Agent (solely to pay costs and expenses related to the operation of the Property in accordance with the terms of this Agreement or otherwise in accordance with the terms of this Agreement) and to Owner. All funds in an Account shall remain on deposit until used for payment of expenses incurred in connection with the Property or otherwise disbursed in accordance with this Agreement. To the extent that funds in the Accounts exceed amounts required for reasonable working capital and reserves, Managing Agent shall disburse such funds to Owner. Managing Agent shall furnish to Owner true and complete copies of all statements issued by the bank with respect to any Accounts regularly after their receipt by Managing Agent. Managing Agent shall deposit excess funds of Owner not needed to pay normal and recurring expenses of the Property in one or more interest-bearing accounts in the name of Owner in federally insured commercial banks selected by Owner.

6. Indemnity.

6.1 Subject to the provisions of Section 6.2, the Owner will indemnify, defend and hold harmless the Managing Agent and each of its directors, officers, shareholders and employees from cost, loss, damage or expense (including, but not limited to, reasonable attorney’s fees and disbursements) resulting from (i) fraud, willful misconduct or gross negligence of the Owner, or (ii) any action or claim against the Managing Agent arising out of the performance of the Managing Agent’s obligations hereunder; provided that such performance was within the scope of the Managing Agent’s authority under this Agreement or based upon the written direction of the Owner and such action or claim does not arise, in whole or in part, due to fraud, willful misconduct or gross negligence on the part of the Managing Agent, or any of its employees or agents;

6.2 The Owner’s obligation to indemnify, defend and hold harmless the Managing Agent shall be conditional upon:

(a) The Managing Agent notifying the Owner in writing as soon as practicable after notice of any injury or claim is received; and

(b) The Managing Agent not taking any steps that may prejudice any defense or other protective measures available to the Owner.

6.3 Managing Agent will indemnify, defend and hold harmless the Owner and each of its members from cost, loss, damage or expense (including, but not limited to, reasonable attorney’s fees and disbursements) resulting from (i) fraud, willful misconduct or gross negligence on the part of the Managing Agent, or any of its employees or agents, or (ii) acts of the Managing Agent or any of its employees or agents outside the scope of the Managing Agent’s authority hereunder, except to the extent, if any, that the same are fully insured against by the Owner’s insurance carrier(s). The provisions of this Section shall survive the expiration or sooner termination of this Agreement.

6.4 Managing Agent, at Owner’s sole cost and expense and as agent for Owner, shall obtain and maintain in effect throughout the term of this Agreement for Owner a policy or policies of Commercial General Liability Insurance (ISO form or equivalent), protecting Owner and Managing Agent, as insureds, against liability for bodily injury, death and property damage occurring upon, in or about the Property, with limits of liability equal to those required by the mortgage or deed of trust encumbering the Property, but not less than $2,000,000 combined single limit annual aggregate for bodily injury, death and property damage.

6.5 Managing Agent, at Owner’s expense and as agent for Owner, shall obtain and maintain in effect at all times during the term of this Agreement a policy of excess liability insurance naming Owner as insured and Managing Agent as an additional insured, protecting Managing Agent and Owner against liability for bodily injury, death and property damage occurring upon, in or about the Property with such policy or policies to afford protection to the limit of not less than $15,000,000. Managing Agent shall cause the limit of such policy of excess liability insurance to be increased as is reasonably deemed necessary by Owner.

6.6 Owner and Managing Agent (each, a “Waiving Party”) each hereby waives and releases all rights of recovery against the other and the other’s agents and employees on account of loss and damage to the property of the Waiving Party to the extent that such loss or damage is insured against under any property damage insurance policies carried by the Waiving Party; provided however, that the foregoing waiver shall not apply to the extent of deductibles under any such policies. By this waiver it is the intent of the parties that neither Owner nor Managing Agent or their respective agents or employees shall be liable to the Waiving Party or any insurance company (by way of subrogation or otherwise) insuring the Waiving Party for any loss or damage actually insured against under any such property damage insurance policies, even though such loss or damage might be occasioned by the negligence of the other party, or its agents or employees.

6.7 Owner shall include in each of its policies of property damage insurance for the Property, including rent insurance, a waiver of the insurer’s right of subrogation against Managing Agent, and the officers, directors and employees of Managing Agent if such waiver is obtainable without material cost, or, if such waiver at any time is or becomes unobtainable or is obtainable only at a material cost, (i) an express agreement that such policy shall not be invalidated if the insured waives or has waived before the loss the right of recovery against any party responsible for an insured casualty, or (ii) any other form of permission for the release of such responsible party, provided such waiver, agreement or permission is obtainable under normal commercial insurance practice at the time without material cost.

6.8 Managing Agent shall include in each of its policies of property damage insurance for the Property a waiver of the insurer’s right of subrogation against Owner, and the members of Owner if such waiver is obtainable without material cost, or, if such waiver at any time is or becomes unobtainable or is obtainable only at a material cost, (i) an express agreement that such policy shall not be invalidated if the insured waives or has waived before the loss the right of recovery against any party responsible for an insured casualty, or (ii) any other form of permission for the release of such responsible party, provided such waiver, agreement or permission is obtainable under normal commercial insurance practice at the time without material cost.

7. Management Fee.

7.1 During the term of this Agreement, Owner shall pay to the Managing Agent for all services rendered by the Managing Agent, as described in Section 2, an amount (the “Management Fee”) equal to four percent (4%) of the Gross Receipts (as hereinafter defined), which shall be determined on a cash basis. For purposes of this Agreement, “Gross Receipts” shall mean all base rent, additional rent (including common area maintenance charges and charges for allocated tax, insurance and similar expenses) and percentage rent received from any tenant at the Property, and income received from any source relating to the Property, including, without limitation, vending machines, license agreements and concessionaires at the Property and the proceeds of any rent loss insurance collected during the period in question, but shall not include (i) security, cleaning or damage deposits applied to a rental obligation, (ii) any utilities paid directly by any tenant, (iii) all non-operating income, including, without limitation, interest on Accounts or rental and other income derived from the Property, (iv) rents paid more than thirty (30) days in advance of the due date, provided that such payments shall be included as Gross Receipts in the month in which such payments are due, (v) payments by any tenant at the Property for capital items or improvements by the Owner to such tenant’s space, whether paid directly or as part of the rent, and (vi) casualty and condemnation loss proceeds.

7.2 Managing Agent may at any time after the first day of any month deduct and pay from the Accounts, to the extent sufficient funds are available, monthly in arrears (and shall note such payment upon the monthly operating statement specified in Section 4.2), an amount equal to the Management Fee for the preceding month. Any discrepancy between the Management Fee actually accrued and the amount paid in such monthly installments shall be reconciled after the end of each fiscal year of the Property upon presentation of the annual financial statements specified in Section 4.3 of this Agreement.

8. Leasing Commissions.

8.1 If Managing Agent or any Affiliate (as hereinafter defined) of Managing Agent, in its or their capacity as a leasing broker (together with their respective successors and assigns, the “Leasing Agent”), provide brokerage services which result in a new lease of space at the Property or in the expansion of space at the Property occupied by an existing tenant (whether or not Leasing Agent received a commission in connection with the initial term of the tenant’s lease), or if a tenant of space at the Property exercises an option in its lease that results in the renewal or extension of the term of the tenant’s lease or an expansion of the space leased by the tenant (whether or not Leasing Agent received a commission in connection with the initial term of such lease), Leasing Agent shall be entitled to earn and receive commissions for the leasing of such space (the “Leasing Commissions”) in accordance with the provisions of Section 8.2 through Section 8.8, inclusive.

8.2 Except as otherwise provided in the next two sentences, the Leasing Commission payable to the Leasing Agent for each new lease shall be an amount equal to five percent (5%) of the Base Rent (as hereinafter defined) payable by the tenant over the first five years of the original or initial term of such new lease and two and one-half percent (2 1/2%) of the Base Rent payable by the tenant for the sixth through tenth years of the original or initial term of such new lease, in each case excluding renewal or extension terms. If the tenant is represented by an outside leasing broker, the Leasing Commission payable to the Leasing Agent for each new lease shall be equal to one-half (1/2) of the amount referred to in the first sentence. If (i) during the first 24 months of the initial term of a lease (36 months, if the initial term of the lease is for 10 years) and such lease is between Owner and a tenant that is not a Chain Tenant (as hereinafter defined), the tenant (the “Defaulting Tenant”) defaults in the payment of rent and the default continues beyond any cure period provided for in the lease, (ii) the Defaulting Tenant is thereafter evicted from (or otherwise vacates) the space covered by its lease because of such default, and (iii) Leasing Agent received a Leasing Commission with respect to the Defaulting Tenant’s lease, the Leasing Commission payable to the Leasing Agent under this Section 8.2 with respect to the lease entered into by Owner with the next tenant who occupies the space formerly leased by the Defaulting Tenant shall be reduced by an amount equal to the product obtained by multiplying (x) the Leasing Commission actually received by the Leasing Agent with respect to the lease entered into by Owner with the Defaulting Tenant, by (y) a fraction the numerator of which is the number of full calendar months in the term of the Defaulting Tenant’s lease for which Owner did not receive Base Rent and the denominator of which is the number of full calendar months in the term of the Defaulting Tenant’s lease. Leasing Agent shall have earned the Leasing Commission for each new lease on the date that the lease is unconditionally executed and delivered by Owner and the prospective tenant (or, if the lease is subject to contingencies or other conditions that must be satisfied before the tenant is unconditionally obligated under the lease, on the date on which such contingencies or other conditions are satisfied), but shall be paid in accordance with the provisions of Section 8.3. For purposes of this Agreement: (1) the term “Base Rent” shall mean the aggregate fixed, basic or minimum rental, including all fixed or step increases, set forth in a lease and payable during the entire initial or original term of the lease or a renewal or extension term, as the case may be; and (2) the term “Chain Tenant” shall mean a tenant which is engaged in the sale at retail of goods or services, or both, and which, either individually or together with its affiliates, owns and operates (whether under the same tradename or different tradenames) fifteen (15) or more retail stores.

8.3 The Leasing Commission for each new lease shall be paid in accordance with the following provisions: (i) 50% of the Leasing Commission for each new lease shall be paid promptly after the new lease is signed by Owner and the tenant (or, if the lease is subject to contingencies or other conditions that must be satisfied before the tenant is unconditionally obligated under the lease, promptly after the date on which such contingencies or other conditions are satisfied); and (ii) 50% of the Leasing Commission for each new lease shall be paid in three equal consecutive monthly installments beginning in the month in which the tenant takes possession of the space covered by the new lease and pays the first monthly installment of Base Rent payable under its lease.

8.4 If a tenant exercises a renewal or extension option in its lease (whether or not Leasing Agent received a commission in connection with the initial term of such lease), Owner shall pay Leasing Agent and Leasing Agent shall earn a Leasing Commission equal to one-half (1/2) of the Leasing Commission that would have been payable to Leasing Agent pursuant to Section 8.2 if the tenant had signed a new lease with an initial term equal to the renewal or extension term. The Leasing Commission for such renewal or extension shall be payable on the first day of the renewal or extension term. If the tenant is represented by an outside leasing broker who receives a commission in connection with a renewal or extension of the tenant’s lease, the Leasing Commission for the renewal or extension of the tenant’s lease payable to Leasing Agent shall be equal to one-half (1/2) of the amount referred to in the first sentence.

8.5 If a tenant exercises an option in its original lease to lease additional space at the Property not previously occupied by it (“Expansion Space”) or if Owner and a tenant amend the terms of the tenant’s existing lease to include additional space at the Property not previously occupied by the tenant (“Additional Space”), then, in either such event, Owner shall pay Leasing Agent and Leasing Agent shall earn a Leasing Commission equal to one-half (1/2) of the Leasing Commission that would have been payable to Leasing Agent pursuant to Section 8.2 if the tenant had signed a new lease for the Expansion Space or the Additional Space, as the case may be, with an initial term equal to the remainder of the original or initial term of the lease or the remainder of the renewal or extension terms of the lease, as the case may be, in which the tenant first occupies such Expansion Space or Additional Space. The Leasing Commission for such Expansion Space or Additional Space shall be payable within 10 days after the date on which the tenant actually takes possession of the Expansion Space or the Additional Space and commences payment of the regular installments of Base Rent due under the lease with respect to such Expansion Space or Additional Space. If the tenant is represented by an outside leasing broker who receives a commission in connection with such Expansion Space or Additional Space, the Leasing Commission for such Expansion Space or Additional Space payable to the Leasing Agent shall be equal to one-half (1/2) of the amount referred to in the first sentence.

8.6 Managing Agent shall have the right to deduct the Leasing Commissions from the Accounts as they become payable, and pay the Leasing Commissions to the Leasing Agent, in the same manner as the Management Fee.

8.7 Leasing commissions payable to outside leasing brokers shall not exceed the commission rate for similar services then generally prevailing in the area in which the Property is located and shall be paid by Owner pursuant to a separate agreement between Owner and such broker within parameters agreed between Leasing Agent and Owner from time to time, or as otherwise approved by Owner. Such commissions shall be paid by Managing Agent from the Accounts in the same manner as other operating expenses of the Property.

9. Construction Management.

Managing Agent or any Affiliate of Managing Agent, in its or their capacity as a construction manager (together with their respective successors and assigns, the “Construction Manager”), shall receive a fee (the “Construction Management Fee”) in the amount of five percent (5%) of all Construction Costs (as hereinafter defined). The Construction Management Fee shall be payable on or before the tenth day of each month based on Construction Costs paid by Owner during the immediately preceding month. For purposes of this Agreement, the term “Construction Cost” means (a) all costs for labor and materials paid by or on behalf of Owner to persons other than Managing Agent in connection with any and all construction projects undertaken by or on behalf of Owner at the Property; and (b) all amounts paid by or on behalf of Owner to any tenant at the Property pursuant to such tenant’s lease (including, but not limited to, tenant improvement allowances) for the purpose of reimbursing such tenant for, or otherwise paying for, tenant improvements or other construction projects undertaken by or on behalf of such tenant pursuant to such tenant’s lease. In consideration for such Construction Management Fee, the Construction Manager shall supervise compliance with all of Owner’s requirements in regard to such construction, including compliance with lease provisions and rules and regulations applicable to the Property. Such supervision shall not include responsibility for the quality, accuracy, or compliance with laws or insurance requirements of plans prepared by third-party professionals such as architects or engineers, regardless of whether such professionals are engaged by Owner, tenant, the Construction Manager or an affiliate of the Construction Manager. As such Construction Management Fees accrue, they shall be deducted and paid by Managing Agent to the Construction Manager from the Accounts monthly in arrears in the same manner as the Management Fee.

10. Term.

The term of this Agreement shall commence on the date hereof and, except as hereinafter provided, shall terminate upon the expiration or sooner termination of the limited liability company agreement of Owner.

10.1 The Owner may, at any time at its option, terminate this Agreement for “Cause” (as hereinafter defined) upon delivery of written notice to the Managing Agent. For purposes of this Agreement, “Cause” shall comprise the following:

(a) The Managing Agent shall fail to perform, in any material respect, any of its obligations under this Agreement within twenty (20) days after notice from the Owner of such failure to perform, or within such longer period as may be reasonably required for such performance; provided that the Managing Agent has commenced to cure such default within the above twenty (20) day period and thereafter continuously and diligently prosecutes the same to completion; or

(b) The Managing Agent shall fail to account for or deposit funds belonging to the Owner or shall commit any act of fraud, intentional misrepresentation, gross negligence or willful misconduct.

10.2 The Owner may terminate this Agreement upon thirty (30) days prior written notice (i) in the event of a sale of the Property to an unaffiliated third-party or (ii) if Adam Ifshin ceases, for any reason whatsoever, to be the Chief Executive Officer of the REIT; provided, that in either such event the Owner shall pay the Managing Agent, in its capacity as the property manager, the Leasing Agent (as applicable), and the Construction Manager (as applicable), on the date of such termination, all Management Fees, Leasing Commissions (notwithstanding Section 8.3), Construction Management Fees and costs to be paid by Owner under this Agreement, to the extent accrued but unpaid through the date of such termination.

10.3 Upon any termination of this Agreement, the parties shall account to each other with respect to all uncompleted business, and the Managing Agent shall deliver to the Owner all leases, subleases, corporate files, books and records and other instruments relating to the Property and the Owner that may be in the possession of the Managing Agent and shall relinquish any signature authority over the Accounts to Owner. The Managing Agent shall deliver to the Owner:

(a) a final accounting, reflecting the income and expenses of the Property up to the effective date of termination, which accounting shall be delivered to the Owner within thirty (30) days after such effective date;

(b) any balance of monies of the Owner held by the Managing Agent with respect to the Property, which monies shall be delivered to the Owner immediately upon such termination, without deduction or offset of any nature whatsoever.

11. Notices.

All notices, demands, requests or other communications which may be or are required to be given, served or sent by either party to the other, shall be in writing and delivered personally or by recognized overnight courier, by facsimile with evidence of receipt, or by certified mail, return receipt requested, with postage prepaid, at the address first above mentioned. The facsimile for Managing Agent shall be (914) 631-6533. A party may change the name, address or facsimile for the giving of notice provided above by written notice to the other party.

12. Invalid Provisions.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be held, by a court of competent jurisdiction, to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

13. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to conflict or choice of law provisions.

14. Assignment.

This Agreement may not be assigned by the Managing Agent without the prior written consent of the Owner; provided that the Managing Agent may assign this Agreement and all of its rights and obligations hereunder to an Affiliate. For the purposes of this Agreement, “Affiliate” shall mean, any individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited liability company or other legal entity, including a governmental entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Managing Agent (the term “control” for this purpose, shall mean the ability, whether by the ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the manager of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of 50% or more of the equity interests). The Managing Agent also may not engage other persons or entities, including an on-site management agent (the “Subcontractor”), to perform any of the Managing Agent’s obligations hereunder, without the prior written consent of the Owner. If the Owner shall consent to any such Subcontractor:

(a) Managing Agent shall not be relieved of its obligations hereunder; and

(b) such Subcontractor shall carry such liability insurance with respect to personal injury and property damage as the Owner and the Managing Agent deem necessary and appropriate. Each such policy of insurance shall name the Managing Agent and the Owner as parties insured and the insurer under each such policy shall waive all rights of subrogation which it might otherwise have against the Owner or the Managing Agent.

15. Successors and Assigns.

All of the covenants, conditions and obligations contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Owner and the Managing Agent to the same extent as if each such successor and assign were in each case named as a party to this Agreement.

16. Modification.

This Agreement may not be changed, modified or discharged except by instrument signed by each of the Owner and the Managing Agent.

17. Access; Audit.

Owner and its agents have the right to enter upon any part of the Property at any and all reasonable times during the term of this Agreement for the purpose of examining or inspecting the Property; provided any such examination or inspection shall be done with as little disruption to the business being conducted on the Property as possible. Further, Owner shall have the right at all reasonable times during the usual business hours of the business being conducted on the Property, to audit, examine and make copies of books of account maintained by the Managing Agent with respect to the Property. Such right may be exercised through any agent or employee designated by Owner or by Owner’s accountants. The Managing Agent shall have the right to locate any and all books of account and other records maintained by the Managing Agent with respect to the Property either at the Managing Agent’s corporate office or at the Property. In the case that the books of account and other records are located at the Managing Agent’s corporate office, the Managing Agent shall make adequate space available to Owner at the Managing Agent’s corporate office to audit, examine and make copies of such books of account and other records. In the event of any such audit, the final accounting shall be controlling over any interim accountings and the parties agree to make any necessary corrective financial adjustments determined by any such audit.

18. Confidentiality.

Managing Agent shall maintain the confidentiality of, and not disclose any of the following: (a) all matters pertaining to this Agreement, (b) all information and data relating to Owner, and (c) all operations and transactions relating to the Property; provided, however, that the foregoing shall not apply to any information that is already available in the public realm or to information that Managing Agent is required by law, regulation or legal process binding upon it, to disclose. The provisions of this Section 18 shall survive the expiration or termination of this Agreement.

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IN WITNESS WHEREOF, Owner and Managing Agent have signed this Agreement as of the day and year first above written.

OWNER:

[ ]

MANAGING AGENT:

DLC CLIENT SERVICES, LLC,
a Delaware limited liability company

By:	DLC Realty, L.P., a Delaware limited partnership, its sole member

	By:	DLC Realty Trust, Inc.,
a Maryland corporation, its general partner

By:
Name:
Title: